Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-41357) of Choice Hotels International, Inc. of our report dated June 25, 2004 relating to the financial statements of Choice Hotels International, Inc. Retirement, Savings and Investment Plan, which appears in this Form 11-K.

/s/    PRICEWATERHOUSECOOPERS LLP

McLean, Virginia

June 28, 2004